UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 9, 2012

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District Beijing, People’s Republic of China 100190
(Address of principal executive offices)

+86 10 82525361
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 24, 2011, China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”), Novel Gain Holdings Limited, a British Virgin Islands company (“Novel Gain”), CACMG Acquisition, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Novel Gain (“Merger Sub”), Mr. Xianfu Han and Mr. Weili He entered into an Agreement and Plan of Merger, dated October 24, 2011 (the “Merger Agreement”), pursuant to which Merger Sub was to merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Novel Gain. The Company filed a Current Report on Form 8-K, dated October 24, 2011, reporting its entry into the Merger Agreement under Item 1.01 and providing a description of the material terms thereof and a copy of the Merger Agreement as an exhibit thereto.

On July 9, 2012, the Board of Directors of the Company, acting on the unanimous recommendation of the Special Committee of the Board of Directors, determined to terminate the merger agreement based on the determination by all parties that the conditions to consummate the Merger cannot be satisfied, and the Company and the other parties to the Merger Agreement entered into the Termination of Agreement and Merger Agreement to terminate the Merger Agreement pursuant to Section 8.1(a) thereto. The termination takes effect immediately, and no fees are payable by the Company or the other parties in connection therewith.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.
10.1	Termination of Agreement and Plan of Merger dated July 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2012	CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By: /s/ Xianfu Han
Xianfu Han
Chief Executive Officer